Exhibit 99.1

MODIFICATION

OF

SECURED CONVERTIBLE PROMISSORY NOTE

In exchange for the issuance to MMA Capital, LLC (“MMA”) of ONE HUNDRED THOUSAND (100,000) shares of common stock of Dynamic Leisure Corporation (“Dynamic”), MMA and Dynamic hereby agree to modify the Secured Convertible Promissory Note dated January 13, 2006 between MMA and Dynamic (f/k/a DynEco Corporation) in the principal amount Two Million Dollars $2,000,000.00 (the “Note”), as follows:

1.	All interest shall be deferred and now becomes due and payable on the maturity date of the Note; to wit: January 13, 2007.

2.	The interest rate on the Note is hereby changed from eight percent to ten percent (10%).

3.	All other terms of the Note remain unchanged.

4.	This Modification agreement has been authorized by Dynamic’s Board of Directors.

Dated this 16th day of August, 2006.

Dynamic Leisure Corporation

By:	/s/ Daniel G. Brandano
Daniel G. Brandano, President

MMA Capital, LLC

By:	/s/ Gary Armitage
Gary Armitage, Managing Member